Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 File Nos. 333-35243, 333-87767, 333-103819 and 333-129761) of Smart & Final Inc. of our reports dated February 26, 2007, with respect to the consolidated financial statements and schedule of Smart & Final Inc., management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Smart & Final Inc., included in the Annual Report (Form 10-K) for the fiscal year ended December 31, 2006.

/s/ ERNST & YOUNG LLP

Los Angeles, California

March 6, 2007